Exhibit 23
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                       CONSENT OF INDEPENDENT AUDITORS
                       -------------------------------




The Board of Directors
Meredith Corporation:

We consent to incorporation by reference in the registration statements No. 33-2094, No. 2-54974, and No. 33-59258, each on Form S-8 of Meredith Corporation of our report dated August 1, 1994, except for Note 16 as to which the date is August 19, 1994, relating to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1994, which report appears in the June 30, 1994 annual report on Form 10-K of Meredith Corporation.



                           /s/ KPMG Peat Marwick LLP







Des Moines, Iowa
September 23, 1994